Exhibit 99.1(a)
First Quarter 2024 Earnings Prepared Comments
Bill Cunningham, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation first quarter 2024 earnings prepared comments. The Celanese Corporation first quarter 2024 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
Today we reported first quarter 2024 adjusted earnings of $2.08 per share (inclusive of approximately $0.30 per share of Mobility & Materials (M&M) transaction amortization1), reflective of our execution of controllable actions within a steadying but still lackluster macroeconomic environment. I thank our teams for their determination to deliver these results while simultaneously executing multiple and diverse initiatives that will serve as building blocks for value enhancement throughout 2024 and beyond.
Consistent with the expectations we discussed on our last earnings call, first quarter demand across most of our end-markets was similar to the fourth quarter 2023 and has not yet returned to normalized levels. Despite this, the first quarter did exhibit stabilization in order patterns compared to persistently volatile commercial dynamics last year. The prolonged destocking that characterized 2023, especially for Engineered Materials (EM), has subsided and we are seeing a more typical ordering cadence from customers, though still at lower quantities. At this stage, we see limited indicators of measurable recovery
1 Calculated as intangible amortization from the M&M transaction divided by diluted weighted average shares outstanding in global consumer spending. In response, our teams remain committed to executing controllable actions in order to drive results and prepare for demand recovery as it develops.
Against this commercial backdrop, we made significant progress in our value creation journey through the completion of key milestones and the announcement of additional initiatives to enhance our future value. These include:
•The successful startup of our new 1.3 million ton Clear Lake acetic acid unit in March. As we previously stated, we believe this unit is the lowest-cost and lowest-carbon footprint acetic acid facility in the world.2 This startup is complemented by our ISCC-certified carbon capture and utilization (CCU) expansion of our Fairway Methanol joint venture with Mitsui, which expands methanol capacity by 130 kt while capturing 180 kt of CO2 industrial emissions. Together, these two initiatives began to contribute to the Acetyl Chain (AC) in the first quarter and as previously shared, we expect they will contribute approximately $100 million in earnings in 2024. The acetic acid startup coincided with the successful completion of a seven week turnaround of our methanol unit, which was the largest single-unit turnaround the company has ever completed. Let me thank the Clear Lake team for accomplishing the significant achievement of starting up the new acetic acid unit while at the same time safely executing an incredibly complex turnaround.
•The successful startup of a new vinyl acetate ethylene (VAE) unit in Nanjing and the completion of global, low-capital downstream redispersible polymer powders (RDP) debottlenecking projects. The new VAE unit increases capacity by 70 kt and expands AC's ability to leverage the full breadth of its integrated product chain in Asia, addressing growing regional demand for both VAE and downstream RDP. Our Asia team completed this startup while also extending the Phase II contract with Nanjing Chengzhi Clean Energy Co., Ltd. for the supply of carbon monoxide (CO) to the facility. The extension provides reliable long-term supply of CO, which is a key feedstock in the production of acetic acid. I thank our team for increasing our AC optionality and flexibility through the new VAE and RDP capabilities as well as the CO extension.
•The closure of nylon 66 polymerization at our site in Uentrop, Germany. Exiting polymerization at Uentrop enables us to increase flexibility in our polymerization network by replacing the higher cost Uentrop site with lower cost polymer assets in our network or by purchasing from other sources. We also announced the permanent closure of all operations at our compounding facility in Mechelen, Belgium, which was acquired as part of the M&M acquisition. This was initiated in March and we anticipate the completion within the fourth quarter of 2024. Taking this action
2 Based on internal estimates

follows our core principle of exiting our highest cost facilities while driving productivity through debottlenecking in our lowest cost facilities. This is a proven playbook for us, similar to actions taken at Uentrop and throughout our EM and AC operations over the years. The compounding activities currently housed in Mechelen will be consolidated into other locations within the specialty compounding network, in keeping with our strategy of maintaining a localized production presence in all regions to meet our customer needs. I thank our manufacturing, supply chain, and sales teams along with our asset footprint project integration teams for advancing these important cost improvement efforts.
•Our upgraded SAP S/4HANA ERP operating system that will support synergies through 2024 and 2025 and allow us to fully exit the IT transition services agreement with DuPont in the second quarter. Along with the successful financial close to the quarter, we are now able to analyze, operate, and report on legacy EM and M&M as one fully integrated business. My thanks to our global teams for the dedicated hours required to stand up a new ERP system, and for enabling us to rapidly exit the IT transition services agreement with DuPont approximately eighteen months after closing the acquisition.
We accomplished a great deal in the first quarter, and it is a testament to the diligence and resilience of our teams that we advanced so many critical initiatives with overlapping timelines. We are energized by our progress and I sincerely thank our teams for these results. We will continue to place strong emphasis on what we can control, and the majority of the work completed in the first quarter will serve as key building blocks for earnings contributions in 2024 and 2025. In my closing comments, I will review these building blocks and the earnings growth we anticipate across the year.
With that, let me turn it over to Scott and Chuck to further discuss our first quarter business and financial performance.

Scott Richardson, Celanese Corporation, Executive Vice President and Chief Operating Officer
Engineered Materials (EM) delivered first quarter adjusted EBIT of $201 million and operating EBITDA of $303 million at margins of 15 and 22 percent, respectively. The sequential increase in earnings was driven by the realization of lower raw material costs flowing through inventory across the EM portfolio as well as sales mix improvements, with both especially prominent in the nylon business. These sequential improvements offset a $20 million impact related to the planned two-week turnaround at our Frankfurt POM facility as well as the impact of seasonal volume declines for medical implants. Contributions from affiliates were largely consistent with the fourth quarter. I thank the EM team for delivering not only a sequential increase in adjusted EBIT, but also for achieving the highest contribution from the former M&M product portfolio since the close of the acquisition.
Sequential net sales for EM declined by 2 percent and volumes were largely consistent sequentially. Auto volumes were up 1 percent sequentially in an auto builds environment that declined 11 percent globally over the same period, reflecting our differentiated position within auto and normal first quarter seasonality in the West. The continued steadiness in customer order patterns reinforces our view that last year's destocking has wound down. Further evidence of demand stabilization came from our distribution channel, which saw some improvement after higher than usual seasonal fourth quarter softness. However, first quarter overall demand was below normal levels and did not provide a meaningful lift to the EM business. Our first quarter results highlight the importance of the actions we took last year to enhance our commercial agility and to align our production and inventory levels across our product portfolio to available demand.
In nylon, we delivered a first quarter sequential gross profit contribution increase of $26 million, which represented the highest ever contribution from nylon since the close of the M&M transaction. The actions we took in 2023 enabled us to accomplish this, despite roughly flat sequential volumes. Through much of last year, the nylon commercial team worked to shed higher cost inventory previously built, while executing share regain activities and expanding the pipeline of future opportunities. The business began to see a rebound in margin contribution towards the end of the fourth quarter 2023 as our variable cost per unit sold peaked before trending down in the first quarter. In addition to lower raw material costs flowing through inventory, nylon also benefited from mix improvement due to increased focus on more differentiated, compounded products. The first quarter marked a key milestone in the trajectory of the M&M product portfolio in general and in the nylon business in particular.
Complementing the actions taken last year to improve the EM raw material input cost profile, we also made significant progress in other value creation projects. Two of our key synergy drivers are the shutdown of nylon 66 polymerization at our facility in Uentrop, Germany and our integration of the M&M business into our upgraded SAP S/4HANA ERP system. While both of these actions have been completed, neither contributed to EM's first quarter earnings results. We expect contributions to begin in the second quarter, and to ramp more meaningfully in the second half of the year.
As Lori discussed, we will also permanently cease all operations at our compounding facility in Mechelen, Belgium. The specialty compounds currently produced at Mechelen are products in our nylon portfolio, including high-performance nylon (HPN), as well as products in our polyester portfolio. These products will be relocated to other sites within our specialty compounding network in Europe and other regions, following our principle to have compounding assets in proximity to our customers. The actions at Mechelen, similar to those at Uentrop, are critical to building a lower cost, contemporary nylon business with increased optionality.
As we look forward to the second quarter, we expect approximately $20 million in continued raw material favorability from lower cost inventory in nylon. We anticipate this will be offset by sequentially higher variable costs for certain higher velocity products, including $5 million in costs flowing to EM associated with the Fairway methanol turnaround. We expect demand to continue to stabilize and slightly improve across some end-markets in the second quarter, particularly automotive and medical implants. Despite this, we expect pricing pressure to continue due to current market dynamics. Considering these factors, we anticipate EM second quarter adjusted EBIT of $240 to $260 million.
For the Acetyl Chain (AC), I want to start by specifically thanking our AC manufacturing team for what they have been able to deliver. In just the last three months, they have completed the largest single unit turnaround in the history of Celanese, commissioned our new VAE unit in Nanjing China, commissioned our new Clear Lake acetic acid unit, and already demonstrated the agility to flex production across the two acid units at Clear Lake.
In the first quarter, AC delivered adjusted EBIT of $296 million and operating EBITDA of $353 million, at margins of 23 and 28 percent, respectively. First quarter results were at the top end of our guidance range and sequentially similar despite persistent soft demand in Europe, significant incremental turnaround costs, and continued challenges in China dynamics. The team successfully navigated these headwinds by flexing our global network and capitalizing on our new acid capacity.
While conditions in Europe have improved modestly since bottoming in mid-2023, the first quarter demand remained subdued. The marginal improvement we see thus far in our second quarter order book is not of the magnitude we would expect with typical spring seasonality. Considering the significance of U.S. based supply into Europe, we would have expected the industry production outages that occurred in the Americas for acid and VAM would have led to upward pricing momentum in both regions. However, there was no sustained pricing lift in either the U.S. or Europe which is a clear indication of weaker than normal demand conditions.
In China, we initially observed some upward momentum in acetic acid pricing in the early stages of the first quarter and into our February earnings release. This trend did not hold across the back half of the first quarter with pricing approaching the lows experienced in 2023. Across the first quarter, Chinese acetic acid pricing averaged the lowest levels since COVID in 2020. While our China acetic acid is still profitable, variable margin contribution within the quarter was approximately 85 percent lower than its contribution in the second quarter of 2021, which was our strongest quarter for China acetic acid since the beginning of COVID. This compression in margin is being driven by new capacity that is outpacing demand growth as a result of two new world scale production units that were commissioned across the previous six months. Incremental capacity for certain downstream products was projected to have similar startup timing, but timing was delayed by a few quarters and is contributing to incremental excess supply of China acetic acid. Despite the delays, China demand in the first quarter showed sequential growth, especially when taking into account the absence of the normal seasonality we typically see around Chinese New Year. However, first quarter growth was not adequate to absorb the incremental China acetic acid capacity.
The current challenges in China upstream dynamics demonstrate why we strategically enhance our optionality across our integrated product chain and the value of adding downstream flexibility like our new VAE and RDP capacity. Though our China derivatives downstream of acetic acid have roughly half the combined capacity of our China acetic acid, in the first quarter they contributed approximately double the variable margin of China acid. To be clear, we anticipate acetic acid supply and demand balances will recover. In the meantime, we will leverage our optionality and agility, hallmarks of this team, which have enabled us to consistently deliver operating EBITDA margins greater than 25 percent every quarter for over five years.
This agility was also on display by our Clear Lake team during our Fairway methanol unit turnaround, which was scheduled to be completed in seven weeks and started in late January. Freezing weather conditions across the gulf coast forced the unit to cease production ahead of the scheduled outage, and the team quickly pulled forward our scheduled turnaround. Despite the accelerated timing, the team still executed the turnaround safely, on time, and under budget.
Staying with Clear Lake, we successfully completed the startup of our new 1.3 million ton unit concurrent with the methanol turnaround. I am excited to share that the expansion not only produced on-specification product within the quarter but also contributed approximately $10 million to our first quarter results. The majority of contributions came from across our network that we are able to capitalize on as a result of the expanded capacity at Clear Lake; as an example, our last regular acid shipment from Asia to Europe was sent in the fourth quarter. As a reminder, the earnings lift we anticipate from our acid expansion is largely based on productivity and optionality rather than incremental volume across our global network. With the incremental production from our expansion, across 2024, we will flex rates across the four production units in our network to meet demand more cost effectively.
In less than two months of operation, we have already been able to demonstrate the value of optionality with our new acetic acid capacity. In April we had a supplier interruption that caused a trip on our legacy acetic acid unit. Our manufacturing team was able to quickly pivot and ramp production rates with our new capacity. What historically would have been 5 kt flexed to a higher cost plant in our network was kept in region at our most cost advantaged production facility. Additionally, in the second quarter we expect to begin rebuilding certain inventory levels across the West following temporary production losses due to raw material supply as well as supply chain challenges. We anticipate additional sequential earnings expansion in the second quarter from this new Clear Lake unit, with further ramp to our anticipated average run-rate contribution in the second half supported by these actions.
In addition to higher sequential contributions from the acetic acid expansion, we expect the second quarter to benefit from approximately $15 million in lower sequential turnaround cost as the benefits associated with the methanol turnaround are partially offset by second quarter outages at other AC sites in North America and Asia. Volumes in the second quarter are anticipated to be relatively flat due to muted seasonality from Chinese New Year and a weaker than typical seasonal uplift in the West for paints, coatings, and construction. Based on these dynamics we are forecasting second quarter AC adjusted EBIT of $325 to $350 million. This guidance contemplates relatively flat pricing across the chain with a moderate lift in China acetic acid pricing offset by pricing moderation elsewhere.
Chuck Kyrish, Celanese Corporation, Senior Vice President and Chief Financial Officer
Let me start by thanking our team for their continued focus on maximizing our cash generation and executing our deleveraging plan. Over the past four quarters we have delivered over $1.5 billion in free cash flow and have reduced net debt by over $1.6 billion. This meaningful progress against our deleveraging plan is the result of hundreds of individual actions to deliver on our shared objective.
In the first quarter we reported free cash flow of $(40) million. We anticipated negative free cash flow in the quarter largely due to seasonal trends and timing elements related to cash interest, working capital, and capital expenditures.
•Net cash interest was $204 million in the quarter as the first and third quarters bear a disproportionate share of our annual cash interest (approximately 30 percent each) due to the timing of coupons on a majority of our outstanding bonds. We have mitigated the concentration in quarterly cash interest payments paid in these two quarters compared to 2023 with the refinancing transaction we completed in the third quarter of last year.
•Working capital was a $95 million use of cash in the first quarter, largely based on typical seasonality.
•Capital expenditures were $137 million due to several large capital projects that were completed in the first quarter, such as the SAP integration.
I thank our team for delivering these first quarter results while also executing on the major project milestones Lori highlighted. Let me now discuss some of the drivers of our 2024 free cash flow and deleveraging outlook in context of these major projects.
•Our teams are working hard to deliver a working capital benefit to free cash flow in 2024. Across the first half of the year we expect to build working capital due to seasonality, major turnarounds, and shutdowns. We are working to offset this by continued underlying working capital reduction efforts across the year including further inventory reductions. Working capital will still be a significant year over year headwind to free cash flow on a comparative basis to 2023 because of the working capital free cash flow contribution delivered last year, particularly from reduced inventories.
•Cost to achieve synergies will be higher across the balance of the year when compared to 2023 due to the previously announced acceleration of manufacturing footprint actions.
•In 2024, our cash taxes are expected to be higher than our adjusted tax expense due to some factors unique to this year, including a transfer tax payment related to previously announced debt redomiciling as well as the timing of income versus tax payments which may vary on a year to year basis. Cash taxes are expected to peak in the second quarter of 2024.
•We are working to reduce 2024 capital expenditures by $100 to $150 million year over year as we have completed a number of major projects early in the year.
•The earnings ramp associated with our controllable actions will be more heavily weighted to the second half of the year and lag some of the associated unfavorable cost to achieve and working capital impacts to free cash flow.
In summary, across 2024 we expect the cadence of free cash flow to be similar to last year in that the vast majority of cash generation is expected to come across the second half of the year. The proportional free cash flow lift from the first half to the second half of 2024 may be more pronounced than last year as a result of the timing of major projects and their associated cash costs and earnings benefits I just described. Given these dynamics, our team is working hard to deliver 2024 free cash flow roughly consistent with 2023.
Our deleveraging across 2024 will be supported by strong cash generation and supplemented by the deployment of our excess cash balances across the globe. We have several projects underway to centralize our cash balances over the next few quarters, supported by our system integration and initiatives to optimize our cash management and redomicile our foreign cash balances.
As a result of these actions, over the next four quarters we expect to repay over $2 billion in total debt maturities coming due between now and the end of the first quarter of 2025. Due to the timing of these actions and our bond maturities, we will temporarily utilize our revolver in 2024. Any use of the revolver will act only as a temporary timing bridge and is expected to be repaid with cash on hand in a very short period of time as that cash is centralized.
Our commitment to rapidly deleveraging remains unwavering. Over the remainder of 2024, we expect to make further progress towards 3X leverage as a result of EBITDA growth and net debt reduction. We will continue to aggressively work toward deploying our free cash flow to further enhance value creation under a balanced capital allocation strategy that would again include share repurchases after we achieve our targeted leverage.
Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
There are three key takeaways I want to leave with all of our stakeholders as we reflect on the first quarter:
•First, our results were enabled by the intentional margin improvement actions we took last year which will continue to be important value drivers through 2024.
•Second, we are continuing to implement further initiatives, as evidenced in the first quarter, that will drive enhanced value creation for shareholders in 2024 and 2025.
•Third, we are taking the right actions to position ourselves to maximize the scalability and stability of our margin growth when demand fully recovers.
Early in the second quarter, we see a continued steadying of demand patterns and modest seasonal improvement in our order book. Our focus will remain on controllable actions, given the pace of macroeconomic improvement. Along with further improvement in the profitability of our acquired product portfolio, we expect continued benefits from our Clear Lake expansion as well as initial improvements from the Uentrop closure and SAP S/4HANA integration, all of which are expected to meaningfully ramp in the second half of the year. Against this backdrop, we anticipate second quarter adjusted earnings per share of $2.60 to $3.00. Our second quarter guidance contemplates cost from Other Activities to be similar to the $90 million realized in our first quarter results.
I remain confident that we will deliver a significant ramp in earnings through the second quarter and across 2024. Our expectations for the remainder of the year are consistent with the previous view we laid out both in terms of external conditions and our action plan. The basis of anticipated 2024 earnings remains tied to the major contributors to our year over year growth, including M&M synergies and Clear Lake and CCU contributions. These lower raw material and fixed costs will increasingly flow to the income statement over the course of the year. When considering these factors, we continue to expect 2024 earnings per share of $11 to $12. We remain focused on advancing our strategic plan and driving meaningful earnings and cash generation growth across 2024 and beyond.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to timely or effectively continue to integrate the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition") in order to realize the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or the Israel-Hamas conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.

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